Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact:   Ian Bailey
 (305) 982-2625
For Immediate Release

ROYAL CARIBBEAN DETAILS INTEREST EXPENSE ACCOUNTING
REVISION, REPORTS SECOND QUARTER RESULTS, UPDATES 2011
GUIDANCE AND REINSTATES DIVIDEND

MIAMI – July 27, 2011 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today made a series of financial announcements, the most salient points of which are:

(1)
Management identified an error in the previous accounting treatment of interest expense relating to its amortization of certain financing fees and has revised its past financial statements to reflect the correct accounting (the “Interest Expense Revision”).

(2)
Second quarter EPS was 47¢ before the Interest Expense Revision.  After adjusting for the revision, the company reported earnings of 43¢ per share which is the midpoint of previous guidance range of 40¢ to 45¢.

(3)
Excluding the Interest Expense Revision, full year 2011 EPS guidance is now expected to be $3.05 to $3.15, reflecting a 10¢ reduction to prior guidance on continuing pricing softness for Eastern Mediterranean sailings, partially offset by strong cost savings.  The Interest Expense Revision is forecasted to reduce 2011 EPS by 20¢ resulting in full year 2011 EPS guidance of $2.85 to $2.95.

(4)	The Board of Directors reinstated the quarterly dividend at a rate of 10¢ per share.

Key Highlights

●
Interest Expense Accounting Revision:  The financial statements included in this release have been revised (see attached table).  This revision is not a restatement and prior period financial statements may still be relied upon.  The company also noted that cash flows, operating income, Net Yields and Net Cruise Costs were not impacted by the revision.

●	Results For the Second Quarter 2011:
o	Net income was $93.5 million, or $0.43 per share, versus $53.7 million, or $0.25 per share, in 2010;

o	Net Yields increased 3.8% (0.8% on a Constant-Currency basis). Excluding Mediterranean sailings, Net Yields increased 9.8% (7.3% on a Constant-Currency basis);

o	Net Cruise Costs per APCD (“NCC”) excluding fuel increased by 2.3% (decreased 0.1% on a Constant-Currency basis).

●	Full Year Guidance:

o
While most of the company’s product groups are performing at or above prior expectations, ongoing pressures from events in the Eastern Mediterranean have reduced Constant-Currency Net Yield expectations for the year by 150 basis points since April;

o
Full year 2011 Net Yields are expected to increase approximately 5% (2% to 3% on a Constant-Currency basis).  Excluding Mediterranean sailings, yields are expected to increase approximately 8% (approximately 6% on a Constant-Currency basis);

o	The company has been able to further reduce its cost outlook for the year and has reduced its Constant-Currency NCC excluding fuel by 100 basis points;

o	Full year 2011 EPS is expected to be within a range of $2.85 to $2.95. Excluding the Interest Expense Revision, EPS expectations would have been $3.05 to $3.15 per share.

●
Quarterly Dividend Reinstatement:  The Company’s Board of Directors declared a quarterly dividend of $0.10 per share payable on August 30, 2011 to shareholders of record at the close of business on August 12, 2011.

●
Financing:  During July, the company amended and extended its primary Revolving Credit facility, which now has a capacity of $875 million and is due in 2016.  Combined with its $525 million Revolver, the company now has $1.4 billion of Revolving Credit facilities.  The company also drew a 12-year, $632 million unsecured financing for the delivery of the Celebrity Silhouette.

“Since our last guidance, the turmoil in the Eastern Mediterranean has caused pricing to deteriorate even further for this region.  Fortunately, our other markets are performing exceptionally well and we have been able to take our cost reduction to the next level.  As a result, profitability is still growing nicely year-over-year, but these disruptions have undermined our expectations for even better performance this year,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “Our long-term outlook remains highly positive and, with a strengthening balance sheet and solid liquidity, we are pleased to reinstate our dividend.  It is our intention to continue paying quarterly dividends at this level or higher as our performance improves and we work toward our goal of returning to Investment Grade.”

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Second Quarter 2011 Results
Royal Caribbean Cruises Ltd. today announced net income of $93.5 million, or $0.43 per share, versus $53.7 million, or $0.25 per share, in 2010.

Revenues improved to $1.8 billion in the second quarter of 2011 compared to $1.6 billion in the second quarter of 2010 as a result of capacity increases and yield improvements.  Net Yields for the second quarter of 2011 increased 3.8% (0.8% on a Constant-Currency basis).  Excluding Mediterranean sailings, Net Yields in the second quarter improved 9.8% (7.3% on a Constant-Currency basis).

Costs in the second quarter of 2011 were virtually flat on a constant-currency basis and most expense categories performed better than expected.  NCC excluding fuel increased 2.3% (decreased 0.1% on a Constant-Currency basis).

At-the-pump fuel pricing declines have lagged those of WTI during the quarter resulting in second quarter fuel pricing very similar to earlier calculations at $599 per metric ton.  During the quarter and prior to the market declines in WTI pricing, the company monetized a portion of its WTI option portfolio thereby realizing a significant portion of the first quarter’s marked-to-market gains.  As a result of these actions, the net marked-to-market valuation of fuel options was immaterial in the second quarter.

2011 Outlook
The company provided the following updates to its forward guidance:

Revenue:
For the full year, the company expects Net Yields to improve approximately 5% on an as-reported basis and 2% to 3% on a Constant-Currency basis.  For the third quarter, the company expects Net Yields to improve approximately 5% on an as-reported basis and 1% to 2% on a Constant-Currency basis.  Excluding Mediterranean sailings, third quarter Net

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Yields are expected to increase approximately 11% (approximately 9% on a Constant-Currency basis).

Two factors that influenced the company’s outlook in April are again affecting the outlook on yields, geopolitical events and fluctuations in the U.S. Dollar:

●
Geopolitical:  The ongoing conflicts in the Eastern Mediterranean and its spillover effects continues to create hesitation around travel to the region.  Some of this was already evident at the time of the company’s last guidance.  However, during the second quarter, the civil unrest in the Eastern Mediterranean expanded to other areas including Syria and Greece and the level of concern amongst travelers grew as tensions in the region dominated the headlines.  This has resulted in a full year yield reduction of approximately 150 basis points versus April guidance.  Net Yields for the Mediterranean are now expected to be down approximately 4% for the year, which is in stark contrast with the rest of the company’s portfolio.  The impact related to the events in Japan was reasonably clear by the time of the last guidance.  The impact on bookings was immediate, but the situation has now stabilized.  The guidance for 2011 has not changed materially from previous guidance and the outlook going forward is very positive.

●
Strengthening of the U.S. Dollar:  In a reversal of the trends observed in April, the company’s revenues have been negatively influenced by the strengthening of the U.S. Dollar relative to other currencies.  Assuming current currency exchange rates, the company expects Net Yields for the full year on an as-reported basis to decline approximately 50 basis points from its previous guidance as a result of currency.

The company noted that with the exception of the Eastern Mediterranean, it continues to observe strong demand for its products, especially the Caribbean, Alaska and Northern Europe.  The strength of this demand (both rate and volume) reinforces that Eastern Mediterranean pricing softness this summer appears to be geopolitically related and that the

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economic demand for its products is strong.  Further supporting this premise, excluding the Mediterranean, Net Yields for the year are expected to be up approximately 8% (approximately 6% on a Constant-Currency basis).

Net Cruise Costs (Excluding Fuel):
For the full year, the company expects NCC excluding fuel to increase approximately 3% on an as-reported basis and 1% - 2% on a Constant-Currency basis.  For the third quarter, the company expects NCC excluding fuel to increase 4% to 5% on an as-reported basis and approximately 2% on a Constant-Currency basis.

The company has remained focused on tight cost controls and has reduced operating costs 100 basis points more than expected through a number of initiatives.  In addition the strengthening U.S. Dollar has improved NCC excluding fuel a further 50 basis points since April.

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $202 million and $763 million of fuel expense in its third quarter 2011 and full year 2011 guidance, respectively.   These figures also take account further energy savings initiatives which continue to reduce the company’s already low level of energy consumption.

Forecasted consumption is now 55% hedged for the remainder of 2011 at a WTI barrel equivalent rate of approximately $67 bbl, 55% hedged in 2012 at an equivalent rate of $72 bbl, 47% hedged in 2013 at an equivalent rate of $78 bbl, 30% hedged in 2014 at an equivalent rate of $87 bbl and 20% hedged in 2015 at an equivalent rate of $88 bbl.  Additionally, the company also utilizes fuel options to further protect against escalating fuel prices.  WTI fuel options at strike prices ranging from $90 bbl to $100 bbl cover an additional 8% and 11% of estimated consumption in 2012 and 2013, respectively.

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The company provided the following fuel statistics for the third quarter and full year 2011:

FUEL STATISTICS	Third Quarter 2011	Full Year 2011
Fuel Consumption	335,000	1,319,000
Fuel Expenses	$202 Million	$763 Million
Percent Hedged (fwd consumption)	53%	55%
Impact of 10% change in fuel prices *	$10 million	$20 million
*excludes marked-to-market impact of fuel options.

In addition, based on the assumed fuel statistics above, the company provided the following guidance for the third quarter and full year 2011.

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2011
Net Yields	Approx. 5%	1% to 2%
Net Cruise Costs per APCD	Approx. 6%	4% to 5%
Net Cruise Costs per APCD, excluding Fuel	4% to 5%	Approx. 2%

Full Year 2011
Net Yields	Approx. 5%	2% to 3%
Net Cruise Costs per APCD	Approx. 4%	Approx. 3%
Net Cruise Costs per APCD, excluding Fuel	Approx. 3%	1% to 2%

	Third Quarter 2011	Full Year 2011
EPS	$1.85 to $1.90	$2.85 to $2.95
Capacity Increase	6.3%	7.6%
Depreciation and Amortization	$175 to $180 million	$705 to $710 million
Interest Expense, net	$88 to $93 million	$355 to $365 million

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Exchange rates used in guidance calculations
EUR	$1.45
GBP	$1.64

Liquidity and Financing Arrangements
As of June 30, 2011, and taking into account the new revolver, liquidity was $1.3 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Additionally, the company has committed unsecured financing on its remaining newbuilds.

The company has renewed its primary revolving credit facility that was due to expire in June of 2012.  The facility has been extended to 5 years and now matures in July 2016.  It can be drawn up to $875 million.  This facility combined with the company’s $525 million facility due in November 2014, provides the company with access to $1.4 billion in unsecured revolving credit facilities.  The company intends to maintain staggered maturity profiles on these two facilities going forward to further reduce refinancing risks.

Capital Expenditures and Capacity Guidance
The company took delivery of the Celebrity Silhouette on July 18th.  Celebrity Silhouette is the fourth in a series of five of the highly acclaimed Celebrity Solstice-class vessels and will initially split her time between Caribbean and European itineraries.

Based on current ship orders, projected capital expenditures for 2011, 2012, 2013 and 2014 are $1.1 billion, $1.2 billion, $500 million and $1.1 billion, respectively.  These estimates include the recently announced Project Sunshine, energy savings initiatives and additional refurbishment investments.

Capacity increases for the same four years are 7.6%, 1.9%, 2.5% and 0.7%, respectively.

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Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time tomorrow to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses can be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs as if the current periods' currency exchange rates had remained constant with the comparable prior periods' rates, or on a “Constant-Currency” basis.  We calculate "Constant-Currency" by applying the average 2010 monthly exchange rates for each month of the period during 2010 to the results during the corresponding months in 2011, so as to calculate what the results would have been had exchange rates been the same throughout both periods.   It should be emphasized that the use of Constant-Currency is primarily used for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

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Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel (each of which is described above under the Description of Certain Line Items heading).  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

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Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 40 ships in service and two under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2011 and the yields expected in 2011.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

(####)

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Passenger ticket revenues	$1,296,789	$1,159,453	$2,523,306	$2,241,974
Onboard and other revenues	471,084	442,244	916,562	845,373
Total revenues	1,767,873	1,601,697	3,439,868	3,087,347
Cruise operating expenses:
Commissions, transportation and other	299,174	271,140	578,723	539,790
Onboard and other	134,938	124,190	237,428	215,125
Payroll and related	198,794	188,608	403,281	368,042
Food	99,149	93,850	199,231	186,497
Fuel	188,128	164,118	354,189	319,057
Other operating	265,192	244,281	513,594	482,951
Total cruise operating expenses	1,185,375	1,086,187	2,286,446	2,111,462
Marketing, selling and administrative expenses	242,258	211,795	490,396	422,843
Depreciation and amortization expenses	172,050	160,031	345,302	317,606
Operating Income	168,190	143,684	317,724	235,436

Other income (expense):
Interest income	6,478	1,363	10,259	2,732
Interest expense, net of interest capitalized	(92,968)	(90,661)	(193,593)	(182,189)
Other income (expense)	11,791	(655)	37,511	77,595
	(74,699)	(89,953)	(145,823)	(101,862)
Net Income	$93,491	$53,731	$171,901	$133,574

Earnings Per Share:
Basic	$0.43	$0.25	$0.79	$0.62
Diluted	$0.43	$0.25	$0.78	$0.61

Weighted-Average Shares Outstanding:
Basic	217,028	215,043	216,771	214,680
Diluted	219,370	217,561	219,516	217,304

STATISTICS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Passengers Carried	1,185,679	1,112,984	2,400,489	2,230,514

Passenger Cruise Days	8,337,646	7,817,339	16,783,344	15,402,065

APCD	8,038,014	7,543,536	16,138,310	14,897,628
Occupancy	103.7%	103.6%	104.0%	103.4%

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ROYAL CARIBBEAN CRUISES LTD
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31
	2011	2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$551,460	$419,929
Trade and other receivables, net	273,708	266,710
Inventories	145,547	126,797
Prepaid expenses and other assets	225,326	145,144
Derivative financial instruments	130,835	56,491
Total current assets	1,326,876	1,015,071

Property and equipment, net	16,440,866	16,771,677
Goodwill	800,436	759,328
Other assets	1,380,320	1,107,753
	$19,948,498	$19,653,829

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$703,245	$1,198,929
Accounts payable	343,162	249,047
Accrued interest	100,253	160,906
Accrued expenses and other liabilities	480,656	553,218
Customer deposits	1,660,614	1,283,073
Total current liabilities	3,287,930	3,445,173
Long-term debt	7,901,646	7,951,187
Other long-term liabilities	410,643	356,717

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
227,366,165 and 226,211,731 shares issued, June 30, 2011	2,273	2,262
and December 31, 2010, respectively)
Paid-in capital	3,054,797	3,027,130
Retained earnings	5,431,899	5,259,998
Accumulated other comprehensive income	273,014	25,066
Treasury stock (10,308,683 common shares at cost, June 30, 2011 and December 31, 2010)	(413,704)	(413,704)
Total shareholders' equity	8,348,279	7,900,752
	$19,948,498	$19,653,829

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2011	2010

Operating Activities
Net income	$171,901	$133,574
Adjustments:
Depreciation and amortization	345,302	317,606
(Gain) loss on fuel call options	(24,803)	7,348
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	63,803	127,131
Increase in inventories	(17,316)	(5,607)
Increase in prepaid expenses and other assets	(83,740)	(37,937)
Increase in accounts payable	92,619	23,622
Decrease in accrued interest	(60,653)	(42,500)
Decrease in accrued expenses and other liabilities	(21,931)	(13,572)
Increase in customer deposits	306,070	320,382
Cash received on settlement of derivative financial instruments	-	172,993
Other, net	(4,510)	7,862
Net cash provided by operating activities	766,742	1,010,902

Investing Activities
Purchases of property and equipment	(251,565)	(847,541)
Cash received (paid) on settlement of derivative financial instruments	25,250	(7,121)
Loans to unconsolidated affiliates	(69,682)	-
Proceeds from the sale of ships	345,000	-
Other, net	(3,044)	(8,266)
Net cash provided by (used in) investing activities	45,959	(862,928)

Financing Activities
Debt proceeds	702,442	1,081,069
Debt issuance costs	(28,593)	(36,929)
Repayments of debt	(1,376,801)	(1,168,928)
Proceeds from exercise of common stock options	17,923	11,377
Other, net	705	748
Net cash used in financing activities	(684,324)	(112,663)

Effect of exchange rate changes on cash	3,154	(1,110)

Net increase in cash and cash equivalents	131,531	34,201
Cash and cash equivalents at beginning of period	419,929	284,619
Cash and cash equivalents at end of period	$551,460	$318,820

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$223,438	$159,288

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2011	2011 On a Constant Currency basis	2010	2011	2011 On a Constant Currency basis	2010

Passenger ticket revenues	$1,296,789	$1,250,933	$1,159,453	$2,523,306	$2,461,208	$2,241,974
Onboard and other revenues	471,084	463,063	442,244	916,562	907,073	845,373
Total revenues	1,767,873	1,713,996	1,601,697	3,439,868	3,368,281	3,087,347
Less:
Commissions, transportation and other	299,174	287,707	271,140	578,723	564,182	539,790
Onboard and other	134,938	130,240	124,190	237,428	232,411	215,125
Net revenues	$1,333,761	$1,296,049	$1,206,367	$2,623,717	$2,571,688	$2,332,432

APCD	8,038,014	8,038,014	7,543,536	16,138,310	16,138,310	14,897,628
Gross Yields	$219.94	$213.24	$212.33	$213.15	$208.71	$207.24
Net Yields	$165.93	$161.24	$159.92	$162.58	$159.35	$156.56

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Six Months Ended
	June 30,			June 30,
	2011	2011 On a Constant Currency basis	2010	2011	2011 On a Constant Currency basis	2010

Total cruise operating expenses	$1,185,375	$1,157,939	$1,086,187	$2,286,446	$2,255,110	$2,111,462
Marketing, selling and administrative expenses	242,258	233,152	211,795	490,396	479,644	422,843
Gross Cruise Costs	1,427,633	1,391,091	1,297,982	2,776,842	2,734,754	2,534,305
Less:
Commissions, transportation and other	299,174	287,707	271,140	578,723	564,182	539,790
Onboard and other	134,938	130,240	124,190	237,428	232,411	215,125
Net Cruise Costs	$993,521	$973,144	$902,652	$1,960,691	$1,938,161	$1,779,390
Less:
Fuel	188,128	186,823	164,118	354,189	352,379	319,057
Net Cruise Costs Excluding Fuel	$805,393	$786,321	$738,534	$1,606,502	$1,585,782	$1,460,333

APCD	8,038,014	8,038,014	7,543,536	16,138,310	16,138,310	14,897,628
Gross Cruise Costs per APCD	$177.61	$173.06	$172.07	$172.07	$169.46	$170.11
Net Cruise Costs per APCD	$123.60	$121.07	$119.66	$121.49	$120.10	$119.44
Net Cruise Costs Excluding Fuel per APCD	$100.20	$97.83	$97.90	$99.55	$98.26	$98.02

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	June 30,	December 31,
	2011	2010
Long-term debt, net of current portion	$7,901,646	$7,951,187
Current portion of long-term debt	703,245	1,198,929
Total debt	8,604,891	9,150,116
Less: Cash and cash equivalents	551,460	419,929
Net Debt	$8,053,431	$8,730,187

Total shareholders' equity	$8,348,279	$7,900,752
Total debt	8,604,891	9,150,116
Total debt and shareholders' equity	16,953,170	17,050,868
Debt-to-Capital	50.8%	53.7%
Net Debt	8,053,431	8,730,187
Net Debt and shareholders' equity	$16,401,710	$16,630,939
Net Debt-to-Capital	49.1%	52.5%

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended			Year Ended
	December 31, 2010			December 31, 2009
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(339,393)	$(31,814)	$(371,207)	$(300,012)	$(9,936)	$(309,948)
Total other expense	(255,166)	(31,814)	(286,980)	(326,090)	(9,936)	(336,026)
Net Income	547,467	(31,814)	515,653	162,421	(9,936)	152,485
Earnings per Share:
Basic	$2.55	$(0.15)	$2.40	$0.76	$(0.05)	$0.71
Diluted	$2.51	$(0.15)	$2.37	$0.75	$(0.05)	$0.71

	Quarter Ended			Quarter Ended
	March 31, 2011			March 31, 2010
	(unaudited)
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(87,483)	$(13,142)	$(100,625)	$(83,924)	$(7,604)	$(91,528)
Total other expense	(57,982)	(13,142)	(71,124)	(4,305)	(7,604)	(11,909)
Net Income	91,552	(13,142)	78,410	87,447	(7,604)	79,843
Earnings per Share:
Basic	$0.42	$(0.06)	$0.36	$0.41	$(0.04)	$0.37
Diluted	$0.42	$(0.06)	$0.36	$0.40	$(0.04)	$0.37

	Quarter Ended			Quarter Ended
	June 30, 2010			June 30, 2009
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(83,846)	$(6,815)	$(90,661)	$(68,327)	$(1,190)	$(69,517)
Total other expense	(83,138)	(6,815)	(89,953)	(90,148)	(1,190)	(91,338)
Net Income (Loss)	60,546	(6,815)	53,731	(35,086)	(1,190)	(36,276)
Earnings (Loss) per Share:
Basic	$0.28	$(0.03)	$0.25	$(0.16)	$(0.01)	$(0.17)
Diluted	$0.28	$(0.03)	$0.25	$(0.16)	$(0.01)	$(0.17)

	Six Months Ended			Six Months Ended
	June 30, 2010			June 30, 2009
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(167,770)	$(14,419)	$(182,189)	$(147,789)	$(1,190)	$(148,979)
Total other expense	(87,443)	(14,419)	(101,862)	(170,639)	(1,190)	(171,829)
Net Income (Loss)	147,993	(14,419)	133,574	(71,324)	(1,190)	(72,514)
Earnings (Loss) per Share:
Basic	$0.69	$(0.07)	$0.62	$(0.33)	$(0.01)	$(0.34)
Diluted	$0.68	$(0.07)	$0.61	$(0.33)	$(0.01)	$(0.34)

	Quarter Ended			Quarter Ended
	September 30, 2010			September 30, 2009
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(82,494)	$(6,588)	$(89,082)	$(73,912)	$(684)	$(74,596)
Total other expense	(88,735)	(6,588)	(95,323)	(76,449)	(684)	(77,133)
Net Income	356,767	(6,588)	350,179	230,392	(684)	229,708
Earnings per Share:
Basic	$1.66	$(0.03)	$1.63	$1.08	$0.00	$1.07
Diluted	$1.64	$(0.03)	$1.61	$1.07	$0.00	$1.07

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(250,264)	$(21,007)	$(271,271)	$(221,701)	$(1,873)	$(223,574)
Total other expense	(176,178)	(21,007)	(197,185)	(247,088)	(1,873)	(248,961)
Net Income	504,760	(21,007)	483,753	159,068	(1,873)	157,195
Earnings per Share:
Basic	$2.35	$(0.10)	$2.25	$0.74	$(0.01)	$0.74
Diluted	$2.32	$(0.10)	$2.23	$0.74	$(0.01)	$0.73

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of			As of
	December 31, 2010			December 31, 2009
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Property and equipment, net	$16,769,181	$2,496	$16,771,677	$15,268,053	$384	$15,268,437
Other assets	1,151,324	(43,571)	1,107,753	1,146,677	(9,453)	1,137,224
Total assets	19,694,904	(41,075)	19,653,829	18,233,494	(9,069)	18,224,425
Accrued expenses and other liabilities	552,543	675	553,218	521,190	867	522,057
Total current liabilities	3,444,498	675	3,445,173	2,749,030	867	2,749,897
Retained earnings	5,301,748	(41,750)	5,259,998	4,754,950	(9,936)	4,745,014
Total shareholders' equity	7,942,502	(41,750)	7,900,752	7,499,717	(9,936)	7,489,781
Total assets and liabilities	19,694,904	(41,075)	19,653,829	18,233,494	(9,069)	18,224,425

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

The correction did not have an effect on the Company's operating cash flows. The following table presents the effect on the individual line items within operating cash flows on the Company's Consolidated Statement of Cash Flows for June 30, 2010.

	Six Months Ended June 30, 2010
	As Previously Reported	Adjustment	Reclassification1	As Revised

Net Income	$147,993	$(14,419)	$-	$133,574
Decrease in accrued expenses and other liabilities	(13,514)	(58)	-	(13,572)
Other, net	733	14,477	(7,348)	7,862

1 For the six months ended June 30, 2010, $7.3 million has been reclassified in the consolidated statement of cash flows from other, net within net cash flows provided by operating activities to (gain) loss on fuel call options within net cash flows provided by operating activities in order to conform to the current year presentation.

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